                                                                   EXHIBIT 10.20


                                LICENSE AGREEMENT
                               (Agreement ID 1101)


THIS LICENSE AGREEMENT is made and entered into as of February 28, 2005 (the "Effective Date"), by and between the PURDUE RESEARCH FOUNDATION, a statutory body corporate formed and existing under the Indiana Foundation or Holding Companies Act of 1921 (hereinafter referred to as "PRF"), and ANDARA LIFE SCIENCE, INC. (hereinafter referred to as "LICENSEE") collectively referred to hereinafter as the "Parties."

                                   WITNESSETH

WHEREAS, PRF is the assignee of the right, title, and interest in the materials described in Exhibit A (Licensed Patents and Licensed IP, as herein defined); and

WHEREAS, PRF wishes to have the inventions further developed and marketed at the earliest possible time in order that products resulting therefrom may be available for public use and benefit; and

WHEREAS, LICENSEE wishes to obtain certain rights to pursue the development and commercialization of the inventions; and

WHEREAS, PRF wishes to grant LICENSEE such rights in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, for and in consideration of the mutual covenants and the premises herein contained, the Parties, intending to be legally bound, hereby agree as follows.

                             Article 1.  DEFINITIONS

The following terms as used herein shall have the following meaning:

       1.1 "Affiliate" shall mean any corporation, limited liability company, partnership, or other business entity directly or indirectly controlled by, or under common control with, LICENSEE.

       1.2 "Agreement" or "License Agreement" shall mean this Agreement, including all Exhibits attached to this Agreement.

       1.3 "Attributable Quarterly Gross Receipts * * *" shall mean Quarterly Gross Receipts directly attributable to Licensed Product(s) that are based on a Technology where the Licensed Product(s) are intended for * * *.

       1.4 "Attributable Quarterly Cross Receipts * * *" shall mean Quarterly Gross Receipts directly attributable to Licensed Product(s) that are based on a Technology where the Licensed Product(s) are intended for * * *.











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       1.5    "Annual Period" for reporting and payments due under this
Agreement, shall be based on the calendar year, to begin on January 1 and end on December 31 of each year during the Term of the Agreement.

       1.6 "Confidential Information" shall mean any information of a technical, scientific or commercial character which is proprietary to one of the Parties hereto or is otherwise in the legitimate possession of such party under an obligation of confidence, and which is confidential and/or not generally available from public sources, and includes any and all documents, electronic data, plans, photographs, apparatus and samples containing such information. Information that is assembled from a variety of public sources by use of Confidential Information to guide a search of such sources, shall also be deemed Confidential Information.

       1.7    "Field of Use" shall mean * * *.

       1.8 "First Year Patent Expenses" shall mean all out-of pocket fees, costs, and expenses paid or incurred by PRF in the year following the Effective Date for filing, prosecuting, and maintaining the Licensed Patents in the Licensed Territory.

       1.9 "Indication" means one of the following: (i) central nervous system injuries, diseases, and disorders; (ii) traumatic brain injury; (iii) stroke; (iv) peripheral nervous system injuries, diseases, and disorders; and
(v) neurodegenerative disorders.

       1.10 "Licensed Patents" shall mean all U.S. patent applications, Patent Cooperation Treaty patent applications, or foreign patent applications filed by PRF and related to a Technology, and all divisionals, continuations, continuations-in-part, or other patent applications that claim priority from such patent applications; any patent(s) issuing from the foregoing applications and all extensions, reexaminations, and reissues of such patent(s); and any patents issuing from patent applications that are related to a Technology and that are filed by PRF subsequent to the Effective Date, and all extensions, reexaminations, and reissues of such patents.

       1.11 "Licensed IP" shall mean all know-how, technical information, copyrights and renewals, designs, drawings, specifications, manufacturing methods, and all other information owned by Purdue Research Foundation and related to the Technologies.

       1.12 "Licensed Product(s)" shall mean products or services, the development, manufacture, use or sale of which are covered by the Licensed Patents and/or Licensed IP, or that would otherwise constitute an infringement of the Licensed Patents and/or Licensed IP.

       1.13   "Licensed Territory" means worldwide.

       1.14 "OFS + Inosine Technology" means the technology covered by PRF Disclosure No. * * *, U.S. Patent Application No. * * *, and/or PCT Patent Application No. * * *.

       1.15 "Other Patent Expenses" shall mean all out-of pocket fees, costs, and expenses paid or incurred by PRF that are not Past Patent Expenses or First Year Patent Expenses.

















*** Information redacted pursuant to a confidential treatment request. An
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       1.16   "Payment Due Date" means the dates on which royalties and payments shall be due and payable, which date shall be sixty (60) days after the end of each Reporting Period.

       1.17 "Past Patent Expenses" shall mean out-of-pocket fees, costs, and expenses paid or incurred by PRF prior to the Effective Date for filing, prosecuting, and maintaining the Licensed Patents in the Licensed Territory.

       1.18 "PRF Indemnitees" shall mean PRF, PRF's officers, directors and employees, Purdue University, Purdue University officers, researchers and employees, and their heirs, executors, administrators, and legal representatives.

       1.19 "Projected Market" shall mean total estimated sales of a Licensed Product for a period that is the greater of (i) * * *, or (ii) * * *.

       1.20 "Quarterly Gross Receipts" means the gross payments and other consideration (whether cash or non-cash) accrued or received (net of product returns) in a Reporting Period in consideration for provision by LICENSEE, Sublicensees, and Affiliates of Licensed Product(s) to customers, including but not limited to: fees or other consideration for sale, license, or lease of Licensed Product(s), or other service or product fees otherwise related in any way to Licensed Product(s). This definition includes all amounts for installation, products, maintenance, and/or other services provided in conjunction with Licensed Product(s). Where a sale, gift, use, or other disposition of a Licensed Product is transacted for value other than cash, the term "Quarterly Gross Receipts" shall mean, per unit of said Licensed Product, the fair market value of said Licensed Product as evidenced by the retail price realized for sales of comparable Licensed Product during the immediately preceding three (3) month period. For avoidance of doubt, Licensed Products provided in an amount that is customary in the industry to hospitals, physicians, researchers, clinical research organizations, and others at no charge or at a discount for purposes including sales promotion and product testing and evaluation shall not be considered a transaction "for value other than cash." Quarterly Gross Receipts excludes the following items as separately charged and enumerated on an invoice to customers: packing, transportation and insurance charges; and import, export, excise, sales, use and value added taxes, and customs duties. Sales of Licensed Products by a Sublicensee under a Sublicense shall be treated as Quarterly Gross Receipts for payment of the royalty specified in Article 4.2., and any income to LICENSEE from the Sublicense in excess of this amount shall be excluded from Quarterly Gross Receipts hereunder.

       1.21 "Reporting Period" means quarterly periods ending on March 31, June 30, September 30, and December 31 of each Annual Period during the term of this Agreement.

       1.22 "Sublicense" shall mean a sublicensing agreement or arrangement between LICENSEE and a third party by which the third-party is licensing Licensed Patents or Licensed IP. The holder of a Sublicense is a "Sublicensee."

       1.23 "Technology" shall mean one of the areas of technology listed in EXHIBIT A hereof.







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       1.24   "Third Party Agreement" shall mean a separate patent license that
LICENSEE must obtain from a third party so that LICENSEE may develop, make, have made, use, and/or sell a Licensed Product.

       1.25 "Third Party Payments" shall mean the amounts paid by LICENSEE under a Third Party Agreement.

       1.26 "Trial Product" shall mean a Licensed Product as it is undergoing clinical trials prior to approval for * * *.

                          Article 2.  GRANT OF LICENSE

       2.1 License. Subject to compliance with this Agreement, and subject to Articles 2.3 and 2.6, PRF grants, and LICENSEE accepts, an exclusive license to the Licensed Patents and Licensed IP to develop, make, have made, use, and sell Licensed Products on a royalty-bearing basis in the Field of Use in the Licensed Territory and for issuance of corresponding Sublicenses directly between LICENSEE and a Sublicensee in accordance with Article 2.5.

       2.2 No Implied License. The license and right granted in this Agreement shall not be construed to confer any rights upon LICENSEE by implication, estoppel, or otherwise.2.3 Retained License. PRF retains on behalf of itself, Purdue University, and any research collaborators, a royalty-free right and license under the Licensed Patents and Licensed IP for research and educational purposes only.

       2.4 Government Rights. The Licensed Patents and Licensed IP, or portions thereof may have been developed with financial or other assistance through grants or contracts funded by the United States government. LICENSEE acknowledges that in accordance with Public Law 96-517 and other statutes, regulations, and Executive Orders as now exist or may be amended or enacted, the United States government may have certain rights in the Licensed Patents and Licensed IP. LICENSEE shall take all action necessary to enable PRF to satisfy its obligations under any federal law relating to the Licensed Patents and Licensed IP and inventions, including any right of the United States government to a noncommercial use license. In the event PRF has or acquires such knowledge, PRF shall inform LICENSEE if any Licensed Patent and Licensed IP, or portion thereof, was developed with financial or other assistance through grants or contracts funded by the United States government.

       2.5 Sublicenses. Provided that written approval of PRF is obtained in advance, which approval shall not be unreasonably withheld, LICENSEE shall have the right to grant one or more Sublicenses consistent with license granted to LICENSEE in this Agreement. LICENSEE shall remain responsible for the operations of its Sublicensees relevant to this Agreement as if such operations were carried out by LICENSEE, including but not limited to the payment of all fees and royalties due under this Agreement, whether or not such payments are made to LICENSEE by its Sublicensees. LICENSEE shall provided to PRF a copy of each executed Sublicense on or before the 15th day following the execution of the Sublicense.

       2.6 OFS + Inosine Technology. To the extent the Licensed Patents pertain to OFS + Inosine Technology, PRF grants, and the LICENSEE accepts, a nonexclusive license to such






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Licensed Patents to develop, make, have made, use, and sell Licensed Products on a royalty-bearing basis in the Field of Use in the Licensed Territory and for issuance of corresponding Sublicenses directly between LICENSEE and a Sublicensee in accordance with Article 2.5. Upon written notice from PRF to LICENSEE that PRF has the authority to grant LICENSEE an exclusive license from OFS + Inosine Technology, the license granted to LICENSEE under this Agreement for OFS + Inosine Technology shall become exclusive, without necessity for further action. The date of said written notice from PRF to LICENSEE is the "Nonexclusivity Conversion Date." Royalties due under section 4.2 and Exhibit A on Quarterly Gross Receipts received prior to the Nonexclusivity Conversion Date solely in consideration for Licensed Products covered solely by the OFS +
Inosine Technology (and not any other Licensed Patents and/or Licenses IP) shall be discounted by * * *% from the royalty rate stated in Exhibit A for OFT + Inosine Technology.

                   Article 3.  DILIGENCE AND COMMERCIALIZATION

       3.1 Diligence and Commercialization. LICENSEE shall exercise reasonable business judgment throughout the term of this Agreement in executing LICENSEE's Development Plan, as attached in Exhibit B.

       3.2 Lack of Diligence. If PRF reasonably concludes that LICENSEE is not in compliance with Article 3.1 with respect to any Technology at any time after * * * from the Effective Date, then PRF shall have the right to terminate LICENSEE's rights to that Technology under this License Agreement, as provided under Article 12. Prior to exercising said right, PRF shall give notice to LICENSEE stating the basis for its conclusion and, upon the request of PRF, LICENSEE shall show cause why the license granted hereunder to that Technology should not be terminated. Failure of LICENSEE to cure within ninety (90) days from the date of PRF's notice shall automatically (not subject to any requirement for further cause, legal process, or other action of PRF or LICENSEE) cause LICENSEE's rights under this License Agreement to that Technology to be deemed to be conclusively terminated on the 90th day following said declaration. LICENSEE's rights with respect to other Technologies will survive such termination.

       3.3 Financial Capability. At all times during the term of this license, LICENSEE shall maintain the financial capability to comply with Article
3.1. Upon inquiry from PRF regarding said capability, LICENSEE shall provide any requested assurances and disclosures and shall permit PRF to inspect LICENSEE's financial records at agreed times during LICENSEE's normal business hours. Such records are the Confidential Information of LICENSEE. If PRF reasonably concludes that LICENSEE is not in compliance with this Article 3.3 with respect to any Technology at any time after * * * from the Effective Date, then PRF shall have the right to terminate LICENSEE's rights under this License Agreement to that Technology, as provided under Article 12. Prior to exercising said right, PRF shall give notice to LICENSEE stating the basis for its conclusion and, upon the request of PRF, LICENSEE shall show cause why the license granted hereunder should not be terminated. Failure of LICENSEE to cure within ninety
(90) days from the date of PRF's notice shall automatically (not subject to any requirement for further cause, legal process, or other action of PRF or LICENSEE) cause this License Agreement








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to be deemed to be conclusively terminated on the 90th day following said declaration. LICENSEE's rights with respect to other Technologies will survive such termination.

                      Article 4.  CONSIDERATION FOR LICENSE

       4.1 Licensing Fee. As partial consideration for the license granted to LICENSEE under this Agreement, within fourteen (14) days after PRF executes LICENSEE's Subscription Agreement, LICENSEE shall issue to PRF * * * shares, without par value, of LICENSEE's common stock. Such consideration shall be in lieu of an up front fee for the grant of rights hereunder.

       4.2 Royalties. As further consideration for the grant of rights hereunder, LICENSEE will pay PRF a royalty. The royalty rates are set forth in Exhibit A. In the event that a Licensed Product falls within multiple Technology categories as set forth in Exhibit A, the effective royalty rate for the Licensed Product will be the highest of the royalty rates applicable to the multiple Technology categories.

       4.2 Milestone Payments. As further consideration for the grant of rights hereunder, LICENSEE will pay PRF certain payments for Licensed Product approval milestones, as further described in Exhibit D.

       4.3 Maintenance Payments. LICENSEE shall pay PRF the following maintenance payments:

              Annual Period                       Maintenance Payment
              -------------                       -------------------
                2006-2008                                * * *
                   2009                                  * * *
                2010-2012                                * * *
        (greater or equal to)2013                        * * *

Such maintenance payments are due * * * following the last day of the Annual Period. Any royalties accrued during the Annual Period or other payments made by LICENSEE to PRF during the Annual Period are creditable against the maintenance payment owed for that Annual Period.

       4.4    Convertibility. * * *.

       4.5 Third Party Payments. LICENSEE may reduce the amounts paid to PRF for a Reporting Period by the amount of any Third Party Payments made in the Reporting Period, provided, however, that such reductions over the course of an Annual Period shall be limited to * * * of the amounts paid and/or owed by LICENSEE to PRF for the Annual Period.

                        Article 5.  PAYMENTS AND REPORTS

       5.1 Payments. Unless otherwise set forth herein, all payments required under this Agreement shall be payable on or before the Payment Due Date for each payment to PRF at the





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address set forth below in Article 5.6. If originating outside of the United
States, payments shall be made by wire transfer to an account identified by PRF.

       5.2 Currency Conversion. All royalties to be paid by LICENSEE hereunder shall be paid in U.S. Dollars. To the extent that Quarterly Gross Receipts received by LICENSEE and Affiliates in any calendar quarter are received in currencies other than U.S. Dollars, for purposes of calculating the royalties due hereunder, such Quarterly Gross Receipts shall be converted to U.S. Dollars at the exchange rate existing between the U.S. Dollar and the relevant currency on the last day of such calendar quarter, as such rate is reported by the Wall Street Journal.

       5.3 Interest. Payments required under this Agreement shall, if overdue, bear interest until payment at a per annum rate * * * per month following a * * * past due date. The payment of such interest shall not foreclose PRF from exercising any other rights it may have because any payment is late.

       5.4 Progress Reports. LICENSEE will provide PRF with annual progress reports detailing the activities of LICENSEE relevant to the LICENSEE's Development Plan. Such progress reports shall be delivered within thirty (30) days of the end of each Annual Period.

       5.5 Royalty Reports. LICENSEE agrees to make written reports and payments of earned royalties to PRF on or before the Payment Due Date for Quarterly Gross Receipts accrued in each preceding Reporting Period during the Term of this Agreement. For each Reporting Period, LICENSEE will provide information consistent with Exhibit C, Royalty Reports Requirements. Concurrent with the issuance of each report, LICENSEE shall pay PRF the amounts due for the Reporting Period, including minimum annual royalties due and payable concurrent with the final Reporting Period of each Annual Period. Reports are required even if no earned royalties are due.

       5.6 Delivery of Payments and Reports. All payments and reports due under this Agreement shall be delivered in person or via the United States mail or private carrier to the following address:

                   Purdue Research Foundation
                   Office of Technology Commercialization
                   3000 Kent Ave.
                   West Lafayette, IN 47906
                   Attention: Director

                               Article 6.  RECORDS

       6.1 Records of Sales. During the term of this Agreement and for a period of three (3) years thereafter, LICENSEE shall keep at its principal place of business true and accurate records of all sales and other revenues derived from Licensed Products by LICENSEE, Sublicensees, and Affiliates in accordance with generally accepted accounting principles in the respective country where such sales occur and in such form and manner so that all royalties owed to PRF may be readily and accurately determined. LICENSEE shall furnish PRF copies of such records upon PRF's request, which shall not be made more often than once per Annual Period.






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       6.2    Audit of Records. PRF shall have the right, from time to time at agreed times during normal business hours through an independent certified public accountant, to examine the records of LICENSEE and Affiliates to include, but not be limited to, sales invoice registers, sales analysis reports, original invoices, inventory records, price lists, Sublicense and distributor agreements, accounting general ledgers, and sales tax returns, in order to verify the calculation of any royalties payable under this Agreement. Such examination and verification shall not occur more than once each calendar year. Unless otherwise agreed in writing by LICENSEE, the fees and expenses of performing such examination and verification shall be borne by PRF. If such examination reveals an underpayment by LICENSEE of more than * * * for any quarter examined, LICENSEE shall pay PRF the amount of such underpayment plus interest in accordance with Article 5 and shall reimburse PRF for all expenses of the accountant performing the examination.

                         Article 7.  PATENT PROSECUTION

       7.1 Prosecution and Maintenance of Licensed Patents. The filing, prosecution, and maintenance of the Licensed Patents shall be the primary responsibility of PRF. PRF shall promptly inform LICENSEE as to all developments with respect to Licensed Patents. LICENSEE shall be afforded reasonable opportunities to advise PRF and cooperate with PRF in such prosecution and maintenance. At LICENSEE's request, PRF shall file and prosecute additional United States and foreign patent applications on the Technology, with such patent application to be included as Licensed Patents upon their filing. LICENSEE may recommend the attorneys, agents, and/or firms to which PRF delegates tasks relating to the drafting, filing, prosecution, and maintenance of the Licensed Patents, and PRF shall give due consideration to LICENSEE's recommendation when selecting such attorneys, agents, and/or firms. LICENSEE shall be entitled to communicate directly with the attorneys, agents, and/or firms selected by PRF concerning the Licensed Patents, provided, however, that PRF shall be the final authority with respect to actions taken by such attorneys, agents, and/or firms with respect to the Licensed Patents. PRF shall provide any written consents and waivers required to permit the LICENSEE to communicate directly with such attorneys, agents, and/or firms concerning the Licensed Patents. Subsequent to the Effective Date, PRF shall not authorize any activity that will incur expenses for which reimbursement by LICENSEE is required under Article 7.3 of this Agreement unless PRF obtains the prior consent of LICENSEE. If LICENSEE should fail to timely make reimbursement for patent expenses incurred under this paragraph as required in Article 7.3 of this Agreement, PRF shall have no further obligation to prosecute or maintain the Licensed Patents. LICENSEE, upon ninety (90) days advance written notice to PRF, may advise PRF that it no longer wishes to pay expenses for filing, prosecuting or maintaining one or more Licensed Patent(s). PRF may, at its option, elect to pay such expenses or permit such Licensed Patent(s) to become abandoned or lapsed. If PRF elects to pay such expenses, such patent(s) shall not be subject to any license granted to LICENSEE hereunder.

       7.2 Extension of Licensed Patents. LICENSEE may request that PRF have the normal term of any Licensed Patent extended or restored under a country's procedure of extending life for time lost in government regulatory approval processes, and the expense of same shall be borne by LICENSEE. LICENSEE shall assist PRF to take whatever action is necessary to obtain such extension. In the case of such extension, royalties pursuant to Article 4 hereof shall be








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payable until the end of the extended life of the patent. In the event that
LICENSEE does not elect to extend Licensed Patents, PRF may, at its own expense, effect the extension of such Licensed Patents. If PRF elects to pay such expenses, such extended Licensed Patents shall not be subject to any license granted to LICENSEE hereunder for the period subsequent to the expiration of the normal term of the Licensed Patent.

       7.3    Reimbursement for Patent Expenses.

              7.3.1 Past Patent Expenses. Past Patent Expenses amount to * * *. LICENSEE shall reimburse PRF for such Past Patent Expenses on or before the first anniversary of the Effective Date.

              7.3.2 First Year Patent Expenses. PRF shall notify LICENSEE from time to time of the amount of any First Year Patent Expenses. Reimbursement for such First Year Patent Expenses shall not be due from LICENSEE until the first anniversary of the Effective Date.

              7.3.3 Other Patent Expenses. PRF shall notify LICENSEE from time to time of the amount of any Other Patent Expenses. LICENSEE shall deliver reimbursement to PRF for such Other Patent Expenses within thirty
       (30) days after LICENSEE receives notification from PRF of such Other Patent Expenses.

              7.3.4 Invoices. All reimbursements under Articles 7.3.1, 7.3.2, and 7.3.3 are subject to LICENSEE receiving a correctly rendered invoice from PRF. An invoice is correctly rendered if: (i) the amount for which reimbursement is sought is correctly calculated; (ii) the invoice is set out in a manner that enables LICENSEE to ascertain the expenses to which the invoice relates and the amount payable in respect of each expense item; and (iii) the invoice is accompanied (where reasonably requested by LICENSEE) by documentation substantiating all expenses for which reimbursement is sought.

                      Article 8.  ABATEMENT OF INFRINGEMENT

       8.1 Notice of Infringement. LICENSEE acknowledges that the Licensed Patents are of great value to PRF, and therefore, LICENSEE promises to take all appropriate measures reasonably necessary to protect PRF's interests therein. LICENSEE shall not permit any entity, individual or firm to have access to the Licensed Patents, except as authorized in this Agreement or as authorized by law. LICENSEE shall promptly inform PRF of any suspected infringement of any Licensed Patents.

       8.2 Right to Institute Action. LICENSEE shall have the first right (but not the obligation) to notify the infringer and/or initiate legal proceedings to abate the infringement. Upon failure by LICENSEE to begin or continue to do so timely, PRF shall have the right (but not the obligation) to take those steps on behalf of itself and LICENSEE.

       8.3 Monetary Recovery. If LICENSEE leads proceedings to abate and remedy infringement, any monetary recovery from the infringement of Licensed Patents except for punitive damages, less the documented amount of any attorneys fees and costs incurred by








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LICENSEE in the prosecution of said infringement claim, shall be treated as
Quarterly Gross Receipts. If LICENSEE leads proceedings to abate and remedy infringement, any punitive damages recovered from the infringement of Licensed Patents, less the documented amount of any attorneys fees and costs incurred by LICENSEE in the prosecution of said infringement claim, * * *. If PRF leads proceedings to abate and remedy infringement, any monetary recovery from the infringement of Licensed Patents shall * * *. If LICENSEE and PRF jointly lead proceedings to abate and remedy infringement, any monetary recovery (net of the Parties' respective litigation costs) from the infringement of Licensed Patents shall * * *.

       8.4 Attornev Fees and Costs. LICENSEE and PRF shall each bear their own attorney fees and costs incurred in the prosecution of any infringement proceedings initiated under this Article.

                           Article 9.  CONFIDENTIALITY

       9.1 Agreement Terms. Neither party shall, without the express written consent of the other party, for any reason or at any time either during or subsequent to the term of this Agreement disclose to third parties the financial terms set forth in this Agreement, except upon a subpoena or other court order made with appropriate provision for protection of confidential information.

       9.2 Technical and Patent Information. LICENSEE shall not, without the express written consent of PRF, for any reason or at any time either during or subsequent to the term of this Agreement disclose to third parties any information disclosed in any pending patent applications or any other information pertaining to the Licensed Patents and Licensed IP disclosed to LICENSEE by PRF or Purdue University and designated as confidential (such information shall be collectively referred to as "Information"). This obligation of nondisclosure shall not extend to information:

              (a) which LICENSEE can demonstrate through documentation to have been within LICENSEE's legitimate possession prior to the time of disclosure of such Information to LICENSEE by PRF or Purdue University;

              (b) which is in the public domain as of the date hereof or comes into the public domain hereafter through no fault of LICENSEE;

              (c) which is disclosed to LICENSEE by a third party having legitimate possession of the information and the unrestricted right to make such disclosure.

       9.3 LICENSEE's Confidential Information. Any and all Confidential Information belonging to the LICENSEE that PRF may receive in the course of performance of this Agreement or during the term of this Agreement or thereafter, including without limitation Confidential Information received from Affiliates, contractors, employees, consultants or other agents of LICENSEE, shall be treated by PRF as strictly confidential. Unless PRF receives the prior written consent of LICENSEE, PRF shall not, directly or indirectly, use any Confidential Information belonging to LICENSEE for any purpose except pursuant to the provisions of this








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Agreement. PRF shall not disclose any Confidential Information belonging to
LICENSEE to any third party without the prior written consent of LICENSEE.

       9.4 Prior Agreements. The provisions of this Agreement supersede and shall be substituted for any terms of any prior confidentiality agreement between LICENSEE and PRF which are not consistent with this Agreement.

    Article 10.  LIMITED WARRANTY MERCHANTABILITY AND EXCLUSION OF WARRANTIES

       10.1 Limited Warranty. Each Party warrants to the other that it is fully empowered to enter into this Agreement. PRF represents, in good faith and to the best of its knowledge, that there are not, as of the date of this Agreement, any claims, demands, suits, or judgments against it that in any manner would or might impair or interfere with PRF's performance of the license granted by PRF to LICENSEE under this Agreement. PRF represents and warrants that, as of the Effective Date and at all times during the term of this Agreement, (i) PRF is and shall be the sole owner of all right, title, and interest in and to the Licensed Patents and Licensed IP, excepting the OFS + Inosine Technology; (ii) PRF is and shall be entitled to grant the rights granted hereunder; (iii) for each Licensed Patent, PRF, by and through and in reliance upon counsel of record for the Licensed Patents, has exercised due diligence in ascertaining the identity of all inventors of the inventions covered by the Licensed Patents; and (iv) for each Licensed Patent, PRF has obtained a binding assignment from each inventor.

       10.2 Merchantability and Exclusion of Warranties. Subject to the foregoing, PRF does not warrant the validity of any Licensed Patent or invention. PRF does not warrant the content contained in the Licensed Patents or inventions or that they will be error free or that any defects will be corrected. PRF makes no representation whatsoever with regard to the scope or commercial potential or profitability or income of or from the Licensed Patents or inventions or that such Licensed Patents or inventions may be exploited by LICENSEE without infringing any rights of any other party. PRF makes no covenant either to defend any infringement charge by a third party or to institute action against infringers of Licensed Patents or inventions. PRF does not warrant that the Licensed Patents or inventions will meet LICENSEE's or any of LICENSEE's customer's specific requirements. LICENSEE warrants that it possesses the necessary expertise and skill to make, and has made, its own evaluation of the capabilities, safety, utility, and commercial application of the Licensed Patents and inventions. ACCORDINGLY, EXCEPT FOR THE WARRANTIES SET FORTH IN
ARTICLE 10.1, THE LICENSED PATENTS AND INVENTIONS ARE PROVIDED "AS IS." PRF MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND WITH RESPECT TO THE LICENSED PATENTS AND INVENTIONS AND EXPRESSLY DISCLAIMS ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND ANY OTHER IMPLIED WARRANTIES WITH RESPECT TO THE CAPABILITIES, SAFETY, UTILITY, OR COMMERCIAL APPLICATION OF LICENSED PATENTS AND INVENTIONS.

               Article 11.  DAMAGES INDEMNIFICATION AND INSURANCE






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                                       11

       11.1 No Liability. Each party to this Agreement covenants not to seek punitive, exemplary, indirect or consequential damages (excepting only lost profits in the form of lost royalties as a remedy for breach of LICENSEE's obligations under Article 3) from the other party to this Agreement with respect to matters arising under or in connection with the subject matter of this Agreement.

       11.2 Indemnification by LICENSEE. LICENSEE shall defend, indemnify and hold Indemnitees harmless from any and all claims, demands, actions and causes of action asserted by a third party against PRF, whether groundless or not, in connection with any and all injuries, losses, damages or liability of any kind whatsoever arising, directly or indirectly, out of use, exploitation, distribution, or sale of Licensed Patents or Licensed Product(s) by or through the LICENSEE, Affiliates, or Sublicensees. Under no circumstance shall the indemnification obligation under this section encompass any claim, demand, action or cause of action with reference to 1) a clinical trial commenced prior to the effective date of this Agreement and undertaken without direct participation of LICENSEE, or 2) a device manufactured prior to the effective date of this Agreement. This indemnification obligation shall include, without limiting the generality of the foregoing, reasonable attorney fees and other costs or expenses incurred in connection with the defense of any and all such claims, demands, actions, or causes of action.

       11.3 Insurance. Without limiting LICENSEE's indemnity obligations, within ninety (90) days of the commercial distribution of any Licensed Product or on the date of initiation of any human trials whichever occurs sooner, LICENSEE shall acquire a liability insurance policy and shall further maintain said policy throughout the term of this Agreement and for five (5) years thereafter, said policy to cover PRF and Purdue University as named insureds (with right to prior notice of cancellation) for all liabilities, claims, damages, and actions arising from or relating to LICENSEE's, Sublicensee's, and Affiliate's exercise of a license under this Agreement, including but not limited to product liability and other matters within the scope of LICENSEE's indemnity obligations under this Agreement, said coverage to be in an amount no less than * * * per occurrence for bodily injury and * * * per occurrence for property damage, subject to a reasonable aggregate amount.

       11.4 Notice of Claims. LICENSEE shall promptly notify PRF of all claims involving the PRF Indemnitees and will provide PRF information requested by PRF for evaluation of each such claim.

                        Article 12.  TERM AND TERMINATION

       12.1 Term. Unless otherwise extended in writing by mutual agreement of the Parties, this Agreement will remain valid and in force for ten (10) years from the date of the first sale of a Licensed Product in any country, or until the expiration date of the last of the valid claims of the last to expire of the Licensed Patents, whichever is greater. Such extension may include additional provisions or modifications to terms herein as applicable, and such changes shall be negotiated between the Parties and a written amendment to this Agreement will be made as appropriate.






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                                       12

       12.2 Termination by PRF. If LICENSEE should at any time default or commit any breach of any covenant or any obligation of the license, and should fail to remedy any default or breach within ninety (90) days of LICENSEE'S receipt of written notice, PRF may, at its sole option, terminate this license by notice in writing to the LICENSEE.

       12.3 Notice of Bankruptcy. If LICENSEE: (a) liquidates and ceases to carry on its business, (b) becomes "insolvent" (as such term is defined in the United States Bankruptcy Code, as amended from time to time), or (c) voluntarily seeks, consents to or acquiesces in the benefits of any bankruptcy or similar debtor-relief laws, then PRF may summarily terminate this Agreement without prior notice and without prejudice to any other remedy to which PRF may be entitled at law or in equity or elsewhere under this Agreement, by giving written notice of termination to LICENSEE.

       12.4 Failure to Enforce. The failure of either party at any time, or for any period of time, to enforce any of the provisions of this Agreement shall not be construed as a waiver of such provisions or as a waiver of the right of such party thereafter to enforce each and every such provision.

       12.5   Termination by LICENSEE.

              12.5.1 For Convenience. LICENSEE may terminate this Agreement at its sole discretion upon * * * written notice to PRF. In the event of such termination, LICENSEE agrees, upon the request of PRF, to provide PRF with all existing data in support of registration of Licensed Products for the Field of Use with the relevant federal agencies. PRF shall have the unrestricted right to provide such data to third parties.

              12.5.2 For Cause. LICENSEE may, at its sole option, terminate this Agreement by notice in writing to PRF (i) if PRF should at any time default or commit any breach of any covenant or any obligation under this Agreement, and should fail to remedy any default or breach within * * * of PRF's receipt of written notice from LICENSEE; or (ii) if PRF (a) liquidates and ceases to carry on its business, (b) becomes "insolvent" (as such term is defined in the United States Bankruptcy Code, as amended from time to time), or (c) voluntarily seeks, consents to or acquiesces in the benefits of any bankruptcy or similar debtor-relief laws.

       12.6 Effect. Upon termination of the Agreement by either party, LICENSEE and Affiliates shall cease all uses of the Licensed Patents and Licensed IP. LICENSEE shall return, or at PRF's direction destroy, all plans, drawings, papers, notes, writings and other documents, samples, organisms, biological materials and models pertaining to the Licensed Patents and Licensed IP, retaining no copies, and LICENSEE and Affiliates shall cease manufacturing, processing, producing, using, or selling Licensed Products; provided, however, that LICENSEE and Affiliates may continue to sell in the ordinary course of business for a period of * * * reasonable quantities of Licensed Products which are fully manufactured and in LICENSEE's normal inventory at the date of termination if (a) all monetary obligations of LICENSEE to PRF have been satisfied and (b) royalties on such sales are paid to PRF in the amounts and in the manner provided in this Agreement. However, nothing in this Article 12.6 shall be construed to






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                                       13
release either party of any obligation which matured prior to the effective date of such termination.

       12.7 Assignment of Sublicenses. If LICENSEE has granted any Sublicenses pursuant to Article 2.5 prior to the termination of this Agreement, then LICENSEE shall be deemed to have assigned such Sublicense agreements to PRF, including the right to receive revenues due and payable under any Sublicense.

       12.8   Survival. The provisions of Articles 9, 10, 11, 14.2, 14.3, and
14.9 of this Agreement shall remain in full force and effect notwithstanding the termination of this Agreement. Termination of this Agreement shall not relieve LICENSEE of its obligation to pay any amount owed to PRF hereunder as of the date of termination.

                              Article 13.  NOTICES

Except as otherwise provided herein, all notices and other communications shall be hand delivered, sent by private overnight mail service, or sent by registered or certified U.S. mail, postage prepaid, return receipt requested, and addressed to the party to receive such notice or other communication at the address given below, or such other address as may hereafter be designated by notice in writing:

           If to PRF:          Purdue Research Foundation
                               Office of Technology Commercialization
                               3000 Kent Ave.
                               West Lafayette, IN 47906
                               Facsimile: (765) 496-1277
                               ATTN: Director

           If to LICENSEE:     Andara Life Science, Inc.
                               848 Wedgewood Lane
                               Carmel, Indiana 46033
                               Facsimile: (317) 846-9453
                               ATTN: Mark A. Carney

           With a copy to:     Ice Miller
                               One American Square, Box 82001
                               Indianapolis, Indiana
                               46282-0200
                               Facsimile: (317) 236-2219
                               ATTN: Thomas A. Walsh

Such notices or other communications shall be effective upon receipt by an employee, agent or representative of the receiving party authorized to receive notices or other communications sent or delivered in the manner set forth above.

                           Article 14.  MISCELLANEOUS





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                                       14

       14.1 Export Controls. LICENSEE acknowledges that PRF is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes, and other commodities and that PRF's obligations under this Agreement are contingent upon compliance with applicable United States export laws and regulations. The transfer of technical data and commodities may require a license from the cognizant agency of the United States government or written assurances by LICENSEE that LICENSEE shall not export data or commodities to certain foreign countries without the prior approval of certain United States agencies. PRF neither represents that an export license shall not be required nor that, if required, such export license shall issue.

       14.2 Jurisdiction, Venue, Choice of Law, and Attorney's Fees. Any justiciable dispute between LICENSEE and PRF shall be determined solely and exclusively under Indiana law by a court of competent jurisdiction in Indiana, subject to the provisions of Article 14.3. The prevailing party in any litigated dispute shall be entitled to reimbursement of its attorney's fees and costs.

       14.3 Arbitration. Any controversy or claim arising between the Parties in connection with this Agreement shall be determined by private binding arbitration before a single arbitrator. Such arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA") that are in effect on the date that the demand for arbitration is given. If PRF and LICENSEE are unable to agree on the identity of a single arbitrator within ten (10) business days of notice of a demand for arbitration provided by one party to the other hereunder, then the AAA arbitrator selection rules shall apply; provided, however, that any arbitrator selected under the AAA selection rules shall also be an attorney admitted and in good standing in Indiana. Any arbitration under this Agreement shall be held in Indianapolis, Indiana. Any demand for arbitration shall include detail sufficient to establish the nature of the dispute (including the claims asserted and the material issues with respect thereto) and shall be delivered to the other party concurrent with delivery to AAA. Discovery from the other party shall be limited to requests for production of documents and to depositions. No additional formal discovery from the other party (e.g., interrogatories or requests for admissions) shall be permitted except by mutual consent or as approved by the arbitrator for good cause shown. The arbitrator's decision shall be in writing, and shall describe in detail the legal reasoning adopted by the arbitrator in support of the decision. In rendering a decision, the arbitrator shall follow the law of the United States of America and of the jurisdiction set forth in Article 14.2 hereof and shall not use equitable or other principles which would permit the arbitrator to ignore the Agreement or the law. The arbitrator's decision shall be final and binding on the Parties, provided, however, that errors of law may be appealed to a court of competent jurisdiction for review. Any award by the arbitrator shall be subject to all dollar and other limitations set forth in this Agreement. The arbitrator shall have no authority to award treble, exemplary, or punitive damages of any type under any circumstances. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Any party to this Agreement may bring an action, including a summary or expedited proceeding, to compel arbitration of any controversy or claim to which this Agreement applies in any court having jurisdiction over such action. Nothing in this Article 14.3 shall limit the right of either PRF or LICENSEE to obtain from a court provisional or ancillary remedies such as, but not limited to,





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                                       15
injunctive relief, before, during or after the pendency of any arbitration proceeding brought pursuant to this Agreement, or in lieu of such proceedings.

       14.4 Legal Compliance. LICENSEE shall comply with all laws an d regulations relating to its manufacture, processing, producing, use, selling, or distributing of Licensed Products. LICENSEE shall not knowingly take any action which would cause PRF or Purdue University to violate any laws and regulations.

       14.5 Independent Contractor. LICENSEE's relationship to PRF shall be that of a licensee only. LICENSEE shall not be the agent of PRF and shall have no authority to act for or on behalf of PRF in any matter. Persons retained by LICENSEE as employees or agents shall not by reason thereof be deemed to be employees or agents of PRF.

       14.6 Patent Marking. LICENSEE shall mark Licensed Products sold in the United States in accordance with United States law concerning the marking of patented items. Licensed Products manufactured or sold in other countries shall be marked in compliance with the intellectual property laws in force in such foreign countries.

       14.7 Use of Names. Each party shall obtain the written approval of the other party prior to making use of such other party's name for any commercial purpose, except as required by law. As an exception to the foregoing, both LICENSEE and PRF shall have the right to publicize the existence of this Agreement; however, neither LICENSEE nor PRF shall disclose the terms and conditions of this Agreement without the other party's consent, except as required by law.

       14.8 Place of Execution. This Agreement and any subsequent modifications or amendments hereto shall be deemed to have been executed in the State of Indiana, U.S.A.

       14.9 Governing Law. This Agreement and all amendments, modifications, alterations, or supplements hereto, and the rights of the Parties hereunder, shall be construed under and governed by the laws of the State of Indiana and the United States of America.

       14.10 Severability. All rights and restrictions contained herein maybe exercised and shall be applicable and binding only to the extent that they do not violate any applicable laws and are intended to be limited to the extent necessary so that they will not render this Agreement illegal, invalid or unenforceable. If any provision or portion of any provision of this Agreement not essential to the commercial purpose of this Agreement shall be held to be illegal, invalid or unenforceable by a court of competent jurisdiction, it is the intention of the Parties that the remaining provisions or portions thereof shall constitute their agreement with respect to the subject matter hereof, and all such remaining provisions or portions thereof shall remain in full force and effect. To the extent legally permissible, any illegal, invalid or unenforceable provision of this Agreement shall be replaced by a valid provision which will implement the commercial purpose of the illegal, invalid or unenforceable provision. In the event that any provision essential to the commercial purpose of this Agreement is held to be illegal, invalid or unenforceable and cannot be replaced by a valid provision which will implement the commercial purpose of this Agreement, this Agreement and the rights granted herein shall terminate.




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                                       16

       14.11 Force Maieure. Any delays in, or failure of, performance of any party to this Agreement shall not constitute default hereunder, or give rise to any claim for damages, if and to the extent caused by occurrences beyond the control of the party affected, including, but not limited to, acts of God, strikes or other work stoppages; civil disturbances, fires, floods, explosions, riots, war, rebellion, sabotage, acts of governmental authority or failure of governmental authority to issue licenses or approvals which may be required.

       14.12 Assignment. PRF shall not assign or transfer this Agreement or any of its rights and obligations hereunder without the prior written consent of LICENSEE. This Agreement and LICENSEE's rights and obligations under this Agreement shall not be assigned or transferred without the prior written consent of PRF (which consent shall not be unreasonably withheld but may be conditioned for the reasonable protection of consideration promised to PRF pursuant to
Article 4); provided, however, that LICENSEE may, without prior consent of PRF, assign or transfer this Agreement and its right and obligations under this Agreement (i) to any wholly owned subsidiary of LICENSEE or to any other Affiliate of LICENSEE, but in the case of any assignment or transfer to an Affiliate (other than a wholly owned subsidiary of LICENSEE) only if no equity holder in LICENSEE on the date of the transaction has a direct or indirect equity interest in the Affiliate in any capacity other than as an equity holder in LICENSEE, (ii) to any successor by merger or consolidation with LICENSEE in which PRF's equity interests in LICENSEE is exchanged for securities, cash or other property on the same basis as that of other equity holders of LICENSEE of the same class (as a class), (iii) to the purchaser of all or substantially all of the assets of LICENSEE on an arm's-length basis, or (iv) to the purchaser of any substantial portion of the assets (or a line of business) of LICENSEE on an arm's-length basis, other than a sale of all or substantially all of the assets of LICENSEE which is governed solely by subsection (iii) above; provided, however that in the event of a transaction governed by this subsection (iv), PRF shall be entitled, at its option, to put all of its equity interests in LICENSEE to LICENSEE for purchase by LICENSEE at a price equal to the value of PRF's equity interests in LICENSEE in the event of a hypothetical, arm's -length, contemporaneous sale of substantially all of the assets of LICENSEE (including this Agreement and all rights and obligations hereunder) at fair market value on the date of the applicable transaction (determined by mutual agreement of PRF and LICENSEE or in the absence of agreement on such fair market value within a reasonable period of time as determined by a mutually agreed upon independent investment banking firm, the fees and expenses of which shall be borne equally by PRF and LICENSEE), but only if PRF gives written notice to LICENSEE of the exercise of such put right within twenty (20) days following receipt of written notice from LICENSEE of the transaction. Any permitted assignee of LICENSEE shall assume all obligations of LICENSEE under this Agreement. As used herein, the term "permitted assignee(s)" shall mean and include any assignee to whom LICENSEE's right and interest under this Agreement are assigned or transferred without violation of this Agreement. Any purported assignment or transfer in violation of this Section 14.12 shall be void. Subject to the limitations on assignment herein, this Agreement shall be binding upon and inure to the benefit of the direct and indirect successors in interest and assigns of LICENSEE.

       14.13 Entire Agreement. This Agreement constitutes the entire agreement between PRF and LICENSEE with respect to the subject matter hereof and shall not be modified,






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                                       17
amended or terminated except as herein provided or except by another agreement in writing executed by the Parties hereto.

                       THIS SPACE LEFT DELIBERATELY BLANK

































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                                       18

IN WITNESS WHEREOF, PRF and LICENSEE have caused this Agreement to be signed by their duly authorized representatives, under seal, as of the day and year indicated above.



PURDUE RESEARCH FOUNDATION                   ANDARA LIFE SCIENCES, INC.

/s/ Joseph B. Hornett                        /s/ Mark A. Carney
-----------------------------------          -----------------------------------
Joseph B. Hornett                            Mark A. Carney
Senior VP and Treasurer                      President

Date: 2/28/05                                Date: 2/28/05















*** Information redacted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

                            EXHIBIT A-1: Technologies

* * *











*** Information redacted pursuant to a confidential treatment request. An
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



                    EXHIBIT B-1: LICENSEE'S Development Plan

FUNDING:

LICENSEE shall accomplish one of the following options:

       1)     * * *; or

       2)     * * *; or

       3)     * * *.

DEVELOPMENT PLAN:

       1)     * * *

       2)     * * *

       3)     * * *

       4)     * * *

       5)     * * *

* * *












*** Information redacted pursuant to a confidential treatment request. An
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Commission.

                     EXHIBIT C: Royalty Reports Requirements

(1) Product or Service Name/Identification and all information necessary for determination of applicable "Technology" categorization under Exhibit A.

(2)    Product Number

(3)    Units sold

(4)    Quarterly Gross Receipts per Technology category under Exhibit A

(5)    Total Revenue Subject to Royalty

(8)    Wall Street Journal Conversion Rate (if applicable)

(9)    Converted U.S. Dollars (if applicable)

(10)   Minimum Royalty Due (if applicable)

(11)   Sublicense Income (all sources)

(12)   Sublicense Royalty Rate (if applicable)

(13)   Sublicense Royalty Due (if applicable)

(14)   Total Royalty Due

(15)   Names and Addresses of all Sublicensees and Distributors (if applicable)







*** Information redacted pursuant to a confidential treatment request. An
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Commission.

                          EXHIBIT D: Milestone Payments

  Terms Applicable to Licensed Product Approval Milestones Achieved by LICENSEE


1. Milestone payments shall be due * * * following the date LICENSEE achieves the milestone.

2. Milestone payments shall be in accordance with TABLE I, and shall accrue by Technology. LICENSEE shall not be required to pay more than one (1) milestone payment at each Level for each Technology, with the amount of the milestone payment determined by the Projected Market of the first Trial Product to achieve the particular Level. For example, assume there is a first Trial Product under the 4-AP Derivative Technology. The Trial Product has a Projected Market of $1 billion and achieves Level I and Level II milestones but fails to achieve Level
III. LICENSEE will be obligated to pay PRF * * * upon achievement of Level I and
* * * upon achievement of Level II. Next, assume there is a second Trial Product under the 4-AP Derivative Technology. This Trial Product has a Projected Market of $6 billion and achieves all Levels I-IV. LICENSEE will be obligated to pay PRF only for achievement of Level III and IV, i.e., * * * and * * *, respectively. Finally, assume there is a third Trial Product under the 4-AP Derivative Technology. This Trial Product has a Projected Market of $4 billion and achieves all Levels I-IV. LICENSEE will not be obligated to pay PRF any milestone payments for this third Trial Product.

3. Prior to * * *, the parties will determine the Technology in good faith. If the parties cannot reach agreement on the Technology, the determination will be referred to a mutually agreeable third party whose determination will be binding. The parties will pay equal shares of any charges incurred through the use of the mutually agreeable third party. In the event LICENSEE is invoiced directly by the third party and pays PRF's share of the charges, LICENSEE has the right to deduct the amount paid by LICENSEE for which PRF is responsible from any fixture amount LICENSEE owes to PRF. In the event PRF is invoiced directly by the third party and pays LICENSEE's share of the charges, LICENSEE shall add the amount paid by PRF for which LICENSEE is responsible to any future amount LICENSEE owes to PRF.

4. Prior to * * *, the parties will determine the Projected Market in good faith. If the parties cannot reach agreement on the Projected Market, the determination will be referred to a mutually agreeable third party whose determination will be binding. This process will repeat prior to the conclusion of any Phase III Trial, and again prior to Marketing Launch. * * *.








*** Information redacted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission. TABLE I

---------------------------------------------------------------------
                                            PROJECTED MARKET
                                      -------------------------------
MILESTONE              Level          * * *        * * *        * * *
---------------------------------------------------------------------
* * *                    I            * * *        * * *        * * *
---------------------------------------------------------------------
* * *                   II            * * *        * * *        * * *
---------------------------------------------------------------------
* * *                   III           * * *        * * *        * * *
---------------------------------------------------------------------
* * *                   IV            * * *        * * *        * * *
---------------------------------------------------------------------

        Terms Applicable to Licensed Product Approval Milestones Achieved
                                by a Sublicensee

1. In the event a Sublicensee is responsible for a Trial Product, and the Sublicense provides for payments to LICENSEE upon the achievement by Sublicensee of approval milestones, such payments shall be shared with PRF on the following basis:

         * * *........  * * * % to PRF
         * * *........  * * * % to PRF
         * * *........  * * * % to PRF

2. The foregoing amounts shall be in lieu of any other milestone payments from LICENSEE for the corresponding Technology and Level.

3. Prior to * * *, the parties will determine the Technology in good faith. If the parties cannot reach agreement on the Technology, the determination will be referred to a mutually agreeable third party whose determination will be binding. The parties will pay equal shares of any charges incurred through the use of the mutually agreeable third party. In the event LICENSEE is invoiced directly by the third party and pays PRF's share of the charges, LICENSEE has the right to deduct the amount paid by LICENSEE for which PRF is responsible from any future amount LICENSEE owes to PRF. In the event PRF is invoiced directly by the third party and pays LICENSEE's share of the charges, LICENSEE shall add the amount paid by PRF for which LICENSEE is responsible to any future amount LICENSEE owes to PRF.








*** Information redacted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

                                 AMENDMENT #1 TO
                           EXCLUSIVE LICENSE AGREEMENT

THIS AMENDMENT, made and entered into this 29th day of July, 2005 amends the Agreement executed February 28, 2005, (hereinafter AGREEMENT) between Purdue Research Foundation (hereinafter known as PRF) and Andara Life Science, Inc. (hereinafter known as LICENSEE).

NOW THEREFORE, the parties hereto do hereby agree as follows:

1.     EXHIBIT A IS AMENDED TO INCLUDE THE FOLLOWING:

       a.     * * *

       b.     * * *

       c.     * * *

       d.     * * *

       e.     * * *

All other terms and conditions of the original agreement remain unchanged and in effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

PURDUE RESEARCH FOUNDATION                    ANDARA LIFE SCIENCE, INC.

By: /s/ Joseph B. Hornett                     By: /s/ Mark A. Carney
    --------------------------------              ------------------------------
    Joseph B. Hornett                             Mark A. Carney
    Senior Vice President                         President

    Date: 8/8/05                                  Date: 8/8/05








*** Information redacted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

                         AMENDMENT TO LICENSE AGREEMENT
                                     BETWEEN
            PURDUE RESEARCH FOUNDATION AND ANDARA LIFE SCIENCE, INC.

This Amendment (hereinafter "Amendment") made and entered into as of the latest date below, by and between Purdue Research Foundation (hereinafter "PRF") and Andara Life Science, Inc. (hereinafter "LICENSEE"), hereby amends the LICENSE AGREEMENT (Agreement ID 1011), between PRF and LICENSEE and dated February 28, 2005 (hereinafter "Agreement"). In the event of a conflict between any provision of the Agreement and any provision of this Amendment, the provision of this Amendment shall prevail. Unless otherwise defined in this Amendment, capitalized terms in this Amendment shall have the same meaning as in the Agreement.

1. Article 1.14 of the Agreement shall be deleted in its entirety and replaced by the following:

              1.14 "OFS + Inosine Technology" means the technology covered by PRF Disclosure No. * * *, U.S. Patent Application No. * * *, and/or PCT Patent Application No. * * *, all divisionals, continuations, continuations-in-part, or other patent applications that claim priority from such patent applications; any patent(s) issuing from the foregoing applications and all extensions, reexaminations, and reissues of such patent(s).



2. Article 2.6 of the Agreement shall be deleted in its entirety and replaced by the following:

              2.6 OFS + Inosine Technology. To the extent the Licensed Patents pertain to OFS + Inosine Technology, PRF grants, and LICENSEE accepts, an exclusive license of all of PRF's right, title, and interest in and to the Licensed Patents to develop, make, have made, use, and sell Licensed Products on a royalty-bearing basis in the Field of Use in the Licensed Territory, and to issue corresponding Sublicenses directly between Licensee and a Sublicensee in accordance with Article 2.5. LICENSEE acknowledges that the exclusive license from PRF does not confer exclusive rights in the OFS + Inosine Technology, as PRF is not the sole owner of rights in the OFS + Inosine Technology. Therefore, Royalties due under Article 4.2 and Exhibit A on Quarterly Gross Receipts solely in consideration for Licensed Products covered solely by the OFS + Inosine Technology (and not any other Licensed Patents and/or Licensed IP) shall be discounted by * * * % from the royalty rate stated in Exhibit A for OFS + Inosine Technology.

2. Article 4.2 of the Agreement, entitled "Royalties," shall be deleted in its entirety and replaced by the following:

              4.2 Royalties. As further consideration for the grant of rights hereunder, LICENSEE will pay PRF a royalty. The royalty rates are set forth in Exhibit A, as amended by Article 2.6. In the event that a Licensed Product falls within multiple






*** Information redacted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

       Technology categories as set forth in Exhibit A, the effective royalty rate for the Licensed Product will be the highest of the royalty rates applicable to the multiple Technology categories.

3. The parties acknowledge that there is a second Article 4.2 in the Agreement entitled "Milestone Payments," which is not affected by this Amendment.

       Except as amended and modified by this Amendment, the Agreement shall otherwise remain in full force and effect, and the PRF and LICENSEE hereby ratify and confirm the same.

The terms and conditions of this Amendment are agreed to by:


PURDUE RESEARCH FOUNDATION               ANDARA LIFE SCIENCE, INC.

/s/ Joseph B. Hornett                    /s/ Mark A. Carney
-----------------------------------      ---------------------------------------
Signature                                Signature

8/9/05                                   8/9/05
-----------------------------------      ---------------------------------------
Date                                     Date

J. B. Hornett                            Mark A. Carney
-----------------------------------      ---------------------------------------
Name                                     Name

Sr. VP & Treasurer                       President & CEO
-----------------------------------      ---------------------------------------
Title                                    Title









*** Information redacted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

                                 AMENDMENT #3 TO
                           EXCLUSIVE LICENSE AGREEMENT

THIS AMENDMENT, made and entered into this 19th day of January 2006 amends the Agreement executed February 28, 2005, (hereinafter AGREEMENT) between Purdue Research Foundation (hereinafter known as PRF) and Andara Life Science, Inc. hereinafter known as (LICENSEE).

NOW THEREFORE, the parties hereto do hereby agree as follows:

Exhibit A is amended to include the following technology:

* * *

All other terms and conditions of the original agreement remain unchanged and in effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

PURDUE RESEARCH FOUNDATION                  ANDARA LIFE SCIENCE, INC.

By: /s/ Joseph B. Hornett                   By: /s/ Mark A. Carney
    --------------------------------            --------------------------------
    Joseph B. Hornett                           Mark A. Carney
    Senior Vice President                       President

                                            Date: 1/19/2006









*** Information redacted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

                        AMENDMENT #4 TO LICENSE AGREEMENT
                                     BETWEEN
            PURDUE RESEARCH FOUNDATION AND ANDARA LIFE SCIENCE, INC.

       This Amendment (hereinafter "Amendment") made and entered into as of the 9th day of February, 2006, by and between Purdue Research Foundation (hereinafter "PRF" and Andara Life Science, Inc. (hereinafter "LICENSEE"), hereby amends the LICENSE AGREEMENT (Agreement ID 1011), between PRF and LICENSEE and dated February 28, 2005 (hereinafter "Agreement"). In the event of a conflict between any provision of this Amendment and any provision of the Agreement or a prior amendment thereof, the provision of this Amendment shall prevail. Unless otherwise defined in this Amendment, capitalized terms in this Amendment shall have the same meaning as in the Agreement. Except as amended and modified by this Amendment, the Agreement and any prior amendment shall remain in full force and effect, and PRF and LICENSEE hereby ratify and confirm the same.

       In consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree to amend the Agreement as follows:

1. Article 4.2 of the Agreement, entitled "Milestone Payments," shall be deleted in its entirety and replaced by the following:

       "4.2 Milestone Payments. As further consideration for the grant of rights hereunder, where required under Exhibit A LICENSEE will pay PRF certain payments for Licensed Product approval milestones, as further described in Exhibit D."

2. The parties acknowledge that there is a second Article 4.2 in the Agreement, entitled "Royalties," which is not affected by this Amendment.

3. PRF hereby excuses LICENSEE from the obligation under Article 5.4 of the Agreement to submit a progress report detailing the activities of LICENSEE in relation to the Development Plan for the Annual Period consisting of the calendar year 2005. The foregoing shall not be interpreted as relieving LICENSEE of any obligation to provide progress reports under Article 5.4 for future Annual Periods.

4.     The following is added to the Agreement as new Article 9.5:

       "9.5 Technical and Patent Information. PRF shall not, without the express written consent of LICENSEE, for any reason or at any time either during or subsequent to the term of this Agreement, disclose to third parties any information. This obligation of nondisclosure shall not extend to Information that is in the public domain as of the date hereof or comes into the public domain hereafter through no fault of PRF."

5. Article 11.3 of the Agreement, entitled "Insurance," shall be deleted in its entirety and replaced by the following:









*** Information redacted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

       "11.3 Insurance. Without limiting LICENSEE's indemnity obligations, within ninety (90) days of the commercial distribution of any Licensed Product or on the date of initiation of any human trials whichever occurs sooner, LICENSEE shall acquire a liability insurance policy and shall further maintain said policy throughout the term of this Agreement and for five (5) years thereafter, said policy to cover PRF and Purdue University as named insureds (with right to prior notice of cancellation) for all liabilities, claims, damages, and actions arising from or relating to LICENSEE'S, Sublicensee's, and Affiliate's exercise of a license under this Agreement, including but not limited to product liability and other matters within the scope of LICENSEE's indemnity obligations under this Agreement, said coverage to be in an amount no less than * * * per occurrence for bodily injury and * * * per occurrence for property damage, subject to a reasonable aggregate amount."

6. EXHIBIT A to the Agreement shall be replaced by the EXHIBIT A-1 that is attached hereto. All references to "Exhibit A" in the Agreement and any prior amendment are replaced by "Exhibit A-1."

7. EXHIBIT B to the Agreement shall be replaced by the EXHIBIT B-1 that is attached hereto. All references to "Exhibit B" in the Agreement and any prior amendment are replaced by "Exhibit B-1."

8. This Amendment may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which shall constitute one and the same instrument.

                             SIGNATURE PAGE FOLLOWS









*** Information redacted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

         The terms and conditions of this Amendment are agreed to by:

PURDUE RESEARCH FOUNDATION                 ANDARA LIFE SCIENCE, INC.

/s/ Joseph B. Hornett                      /s/ Mark A. Carney
-------------------------------------      -------------------------------------
Signature                                  Signature


-------------------------------------      -------------------------------------
Date                                       Date


-------------------------------------      -------------------------------------
Name                                       Name


-------------------------------------      -------------------------------------
Title                                      Title














*** Information redacted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.